Exhibit 20.1

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                                                        Contacts:
                                                        Alfred R. Camner
                                                        Chief Executive Officer
                  NEWS RELEASE

                   BANKUNITED                           James A. Dougherty
                                                        Chief Operating Officer
         Nasdaq National Market:  BKUNA
                                                        Samuel Milne
                                                        Chief Financial Officer

                                                        PHONE (305) 569-2000
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            BankUnited Financial Corporation * 255 Alhambra Circle
                         * Coral Gables, Florida 33134
               BANKUNITED, FSB * PRIVATE AND RELATIONSHIP BANKING
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FOR IMMEDIATE RELEASE
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March 24, 1997

                   BANKUNITED INCREASES TRUST PREFERRED EQUITY

CORAL GABLES, Fla. -- Coral Gables-based Bank United Financial Corporation (the "Corporation") today announced that its subsidiary, BankUnited Capital (the "Company"), sold an additional $20 million in new equity capital through a second private placement of its redeemable trust preferred securities.

The completion of this sale constitutes a further issuance of the $50 million securities sold by the Company in December 1996, bringing the new issuance of trust preferred securities, with a par value of $1,000 and a coupon of 10.25 percent, to a total of $70 million. These securities were sold between December 1996 and today, and pay interest semi-annually beginning June 30, 1997. The securities have been rated "b2" by Moody's and "BB-" by Thompson's Bank Watch. The net proceeds from the sale will be available for general corporate purposes, including capital contributions to BankUnited, FSB.

Friedman, Billings, Ramsey & Co. acted as placement agents for the offering.

Alfred R. Camner, chairman and president of BankUnited, stated, "This additional capital will enhance our position as we continue to pursue rapid growth through the opening of new branches and potential acquisitions in our target market of Dade, Broward and Palm Beach counties."

Coral Gables-based BankUnited Financial Corporation is the parent company of BankUnited, FSB, a federal savings bank which had assets of over $1.3 billion as of December 31, 1996 and 15 branch offices throughout Dade, Broward and Palm Beach counties.

BankUnited Financial Corporation trades on the Nasdaq National Market. Its common stock trades under the symbol BKUNA, and its preferred stocks trade under the symbols BKUNP, BKUNO and now BKUNN.

CONTACT:        SAMUEL MILNE, CFO, (305) 569-2000
Distributed by: Boardroom Communications, Inc., Plantation, FL
                Linda Greck or Julie Silver,  (954) 321-6334